AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 29, 2003
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)

Filed by the Registrant  [ ]
Filed by a Party other than the Registrant  |X|

     Check the appropriate box:

     [_]  Preliminary Proxy Statement

     [_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [_]  Definitive Proxy Statement

     [_]  Definitive Additional Materials

     |X|  Soliciting Material Pursuant to Rule 14a-12

                              HERCULES INCORPORATED
                (Name of Registrant as Specified in Its Charter)

               Hercules Shareholders' Committee for NEW Management
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT
                       17 State Street, New York, NY 10004




                                                                  April 29, 2003


Fellow Hercules Shareholders:


       As a follow-up to our April 8th letter, this is to inform you that the Hercules Board, at a meeting just last week, again refused to schedule the Company's 2003 Annual Meeting.

       You should know that the Board, at the same meeting and over the objection of our minority directors, took the outrageous action to authorize a grant of 750,000 restricted shares of Hercules stock to 137 Company executives -- which grant will fully vest in the event that you elect the Committee's nominees at this year's Annual Meeting! The Board's action was taken in connection with a provision, never disclosed to shareholders, defining a "change in control" to include a shift in the composition of a majority of directors as a result of a proxy contest.

       In addition to the 750,000 share grant, the Board's Compensation Committee proposed that Dr. Joyce be given a grant of 211,000-500,000 restricted shares (depending upon the price of Hercules stock at the time of the "change in control") with the same vesting provision. Assuming the Company's current stock price of $9.93 per share, as of the close of business on April 28, Dr. Joyce would receive 300,000 shares - at a cost to the Company of almost $3 million. Based upon a schedule where the amount of the grant increases with the price of Hercules stock, should the Hercules stock price, by way of illustration, exceed $12 per share at the time of a "change in control," Dr. Joyce would receive 500,000 shares -- worth more than $6 million.

       You should know that in discussions with the Compensation Committee prior to the Board meeting, Dr. Joyce had insisted on an even larger grant than the one the Committee proposed. Only after the objection of our minority directors and the acknowledgement by one of the majority directors that the proposed course of action would not "read well on the front page of The Wall Street Journal," did the Board decide to defer action on Dr. Joyce's grant until a telephonic Board meeting to be scheduled shortly.

       These grants, intentionally chosen rather than options because the Board could not, it was acknowledged, deliver equivalent value in stock options without securing further shareholder authorization, could well cost the Company more than $10 million.

       While we regret that we are not in a position to report more constructive developments, our Committee remains determined, with your support, to replace Dr. Joyce and the majority director-nominees at the earliest possible time.

                                            Sincerely,

             THE HERCULES SHAREHOLDERS' COMMITTEE FOR NEW MANAGEMENT


/s/ Samuel J. Heyman          /s/ Harry Fields
---------------------         ----------------
Samuel J. Heyman              Harry Fields


/s/ Gloria Schaffer           /s/ Vincent Tese
---------------------         -----------------
Gloria Schaffer               Vincent Tese


/s/ Anthony T. Kronman        /s/ Sunil Kumar
----------------------        -------------------
Anthony T. Kronman            Sunil Kumar


/s/ Raymond S. Troubh         /s/ Gerald Tsai, Jr.
----------------------        --------------------
Raymond S. Troubh             Gerald Tsai, Jr.



International Specialty Products Inc., Samuel J. Heyman, Raymond S. Troubh, Sunil Kumar, Gloria Schaffer, Harry Fields, Anthony T. Kronman, Vincent Tese and Gerald Tsai, Jr. and certain other persons may be deemed participants in the solicitation of proxies from the shareholders of Hercules Incorporated ("Hercules") in connection with Hercules' 2003 Annual Meeting of Shareholders. Information concerning such participants is available in the Hercules Shareholders' Committee for NEW Management's (the "Committee") revised preliminary proxy statement on Schedule 14A (the "Preliminary Proxy Statement") filed by the Committee with the Securities and Exchange Commission (the "SEC") on April 16, 2003.

SHAREHOLDERS OF HERCULES ARE ADVISED TO READ THE COMMITTEE'S DEFINITIVE PROXY STATEMENT (THE "DEFINITIVE PROXY STATEMENT") IN CONNECTION WITH THE COMMITTEE'S SOLICITATION OF PROXIES FROM HERCULES SHAREHOLDERS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders of Hercules and other interested parties may obtain, free of charge, copies of the Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and any other documents filed by the Committee with the SEC, at the SEC's Internet website at www.sec.gov. The Preliminary Proxy Statement and the Definitive Proxy Statement (when available) and these other documents may also be obtained free of charge by contacting Georgeson Shareholder Communications Inc., the firm assisting the Committee in the solicitation of proxies, toll-free at 1-866-288-2190.